Exhibit 99.1
NEWS RELEASE
CORRECTIONAL PROPERTIES TRUST
ANNOUNCES NAME CHANGE TO
CENTRACORE PROPERTIES TRUST
Palm Beach Gardens, Fla. — December 16, 2005 — Correctional Properties Trust (NYSE: CPV), a real estate investment trust (REIT), announced today that, effective at the close of business on December 20, 2005, the Company’s name will be changed to CentraCore Properties Trust. The Company’s common stock will continue to trade under the symbol “CPV”, but under the new CUSIP number 15235H107.
Charles R. Jones, President and CEO, stated, “The Company will continue to focus on acquiring and developing correctional facilities. However, we have expanded our scope to include essential real estate projects outside the corrections sector, including mental health and higher education facilities. Because our focus is real estate, which is central to the delivery of core governmental services, we chose CentraCore Properties Trust as our new name.”
The name change was unanimously approved by the Company’s Board of Trustees and will become effective at the close of business on December 20, 2005, pursuant to Articles of Amendment to the Company’s Declaration of Trust filed with the State Department of Assessments and Taxation of Maryland. Under Maryland law and the Company’s organizational documents, shareholder approval was not required or obtained in connection with changing the name of the Company.
Additionally, the Company has relocated its offices to 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida, 33418. The Company telephone numbers have not changed; however, effective at the close of business on December 20, 2005, the Company’s website will change to www.CentraCorePropertiesTrust.com.
Correctional Properties Trust currently owns 12 correctional facilities in nine states, all of which are leased, with an aggregate initial design capacity of 7,156 beds.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are qualified in their entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include the Company’s Form 10-K for the fiscal year ended December 31, 2004 and subsequent periodic reports. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
CONTACT: Correctional Properties Trust Shareholder Services (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com